                                                                Exhibit 3.9

 Certificate of Amendment of Articles of Incorporation filed February 14, 1996.

                                                                A471639
                              State of California
                               SECRETARY OF STATE

                               CORPORATE DIVISION


     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                            IN WITNESS WHEREOF, I execute this
                                            certificate and affix the Great Seal
                                            of the State of California this FEB
                                            14, 1996

[The Great Seal of the State of California]

                                            /s/ Bill Jones
                                            Secretary of State

                                                   A471639

                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          ASTRO SCIENCES CORPORATION,
                            a California corporation


     Gerald R. Sayer and James R. Spievak certify that:

     1. They are the President and Secretary, respectively, of Astro Sciences Corporation, a California corporation (the "Corporation").

     2. Article I of the Corporation's Articles of Incorporation is amended and restated to read in its entirety as follows:

          "The name of the Corporation is CHATCOM, INC."

     3. The foregoing amendment to the Corporation's Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing Amendment to the Corporation's Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of Common Stock is 7,536,629 and the total number of outstanding shares of Preferred Stock is 0. The number shares voting in favor of the amendment equaled or exceeded the vote required. The minimum percentage vote required was more than fifty percent of the outstanding shares of Common Stock. No shares of Preferred Stock are outstanding.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  February 8, 1996             /s/ Gerald R. Sayer
                                     -----------------------------------
                                     Gerald R. Sayer, President

                                     /s/ James R. Spievak
                                     -----------------------------------
                                     James R. Spievak, Secretary

                                 Page 45 of 71